Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

March 24, 2005

Sears Holdings Corporation
c/o Kmart Holding Corporation
3100 West Big Beaver Road
Troy, Michigan 48084

Ladies and Gentlemen:

        We have acted as counsel to Sears Holdings Corporation, a Delaware corporation (the "Company") and a direct, wholly-owned subsidiary of Kmart Holding Corporation, a Delaware corporation ("Kmart"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to 10,000,000 shares of common stock, par value $0.01 per share (the "Shares"), pursuant to the Agreement and Plan of Merger, dated as of November 16, 2004 (the "Merger Agreement"), by and among Kmart, Sears, Roebuck and Co., a New York corporation ("Sears"), the Company, Kmart Acquisition Corp., a Delaware corporation ("Kmart Merger Sub"), and Sears Acquisition Corp., a New York corporation ("Sears Merger Sub"), whereby (i) Kmart Merger Sub will merge with and into Kmart (the "Kmart Merger") and (ii) Sears Merger Sub will merge with and into Sears (the "Sears Merger" and, together with the Kmart Merger, the "Mergers"), with Kmart and Sears surviving the Mergers as wholly-owned subsidiaries of the Company.

        We have examined the Registration Statement, a form of the share certificate and the Merger Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Board of Directors of the Company has authorized the issuance of the Shares in accordance with the Merger Agreement, and when (1) the stockholders of Kmart, Sears, Kmart Merger Sub and Sears Merger Sub have adopted the Merger Agreement and (2) the Shares have been issued in accordance with the Merger Agreement at the effective time of the Mergers, the Shares will be validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Joint Proxy Statement-Prospectus, which is incorporated by reference into this Registration Statement.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT LLP
Simpson Thacher & Bartlett LLP
(2) the Shares have been issued in accordance with the Merger Agreement at the effective time of the Mergers, the Shares will be validly issued, fully paid and nonassessable.